                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference in the Registration Statements (No. 33-64705, 333-30511 and No. 333-15725) on Form S-3 and on Form S-8 (No. 333-24917) of Berger Holdings, Ltd. of our report dated February 21, 2000 relating to the consolidated balance sheets of Berger Holdings, Ltd. as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholder's equity and cash flows and related financial statement schedules for each of the year's in the two year period ended December 31, 1999, which report are incorporated by reference in the December 31, 1999 annual report Form 10-K of Berger Holdings, Ltd.


/S/ KPMG LLP
KPMG LLP


Philadelphia, Pennsylvania
March 26, 2000


                                      -34-